ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20090392633-47
	Filing Date and Time 05/05/2009 2:30 PM
	Entity Number C9385-2000

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

International Food Products Group, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I has been amended to change the name of the Corporation to Newport Digital Technologies, Inc.

Article II has been amended to increase the number of shares which the Corporation is authorized to issue, to 1,800,000,000 common shares, par value $0.001.

(Attached hereto is Exhibit A, and by this reference incorporated herein, are amended and restated Article I and Article III, incorporating these amendments).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 157,719,029

4. Effective date of filing: (optional) 4/23/09
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

International Food Products Group, Inc.

EXHIBIT A

Article I of the Articles of Incorporation of this Corporation is amended to read as follows:

"ARTICLE I
NAME OF CORPORATION

The name of the Corporation is Newport Digital Technologies, Inc. (the "corporation")."

Article III of the Articles of Incorporation of this corporation is amended to read as follows:

"ARTICLE III
SHARES

The aggregate number of shares which the corporation is authorized to issue is one billion eight hundred million (1,800,000,000) common shares with each share having a par value of one thousandth dollar ($.001). The corporation is authorized to issue more than one class or series of stock, and the Board of Directors of the corporation, in accordance with Section 78.195 of the General Corporation Law of the State of Nevada, is vested with authority to prescribe the price, classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock. The corporation shall have one or more classes or series of stock that together (a) have unlimited voting rights and (b) are entitled to receive the net assets of the corporation upon dissolution. All shares of stock shall be fully paid and nonassessable."